UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 19, 2007

Date of Report (date of earliest event reported)

CARRIER ACCESS CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware	000-24597	84-1208770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5395 Pearl Parkway

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 218-5455

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On December 19, 2007, Carrier Access Corporation (“the Company”) discontinued the EdgeFlex product line in order to preserve cash and focus resources on opportunities related to the wireless and converged access products. As part of the restructuring, Carrier Access closed its facility in Wallingford, Connecticut and terminated the employment of approximately 20 employees. Cessation of the EdgeFlex product line will be accounted for as discontinued operations and the costs from this action will be recorded in the fourth quarter of 2007.

Carrier Access expects to incur a restructuring charge of approximately $8.8 million, comprised of a write down of inventory of $3.5 million, asset impairments for equipment, furniture and leasehold improvements of approximately $319,000, severance of approximately $109,000, and facility related costs of approximately $106,000. In addition, an impairment charge of approximately $4.8 million, related to goodwill and intangible assets from the acquisition of Mangrove Systems, Inc. in March 2007, will be recorded in the fourth quarter of 2007. These actions are expected to result in cash payments of approximately $200,000, all of which are expected to be paid in December 2007 and the first quarter of 2008.

Item 2.06.	Material Impairments

The information called for by this item is contained in Item 2.05, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIER ACCESS CORPORATION

Date: December 21, 2007	By:	/s/ GARY GATCHELL
Gary Gatchell Chief Financial Officer